Farmer Mac Reports First Quarter 2019 Results —
Grew Outstanding Business Volume $782 Million to $20.5 Billion
- Credit Quality Remains Favorable -
-

WASHINGTON, May 2, 2019 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's largest secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Added $1.7 billion of gross business volume, resulting in net growth of $782.4 million

◦	CoBank's transaction added $546.2 million

◦	CFC's new AgVantage bond added $325.0 million

•	Net income attributable to common stockholders was $21.9 million, or $2.03 per diluted common share

•	Core earnings, a non-GAAP measure grew to $22.2 million, or $2.06 per diluted common share

•	Net interest income decreased $2.6 million from the prior year to $40.6 million

•	Net effective spread, a non-GAAP measure, increased 5% from the prior year to $38.8 million

•	90-day delinquencies were 0.73% of the $7.2 billion Farm & Ranch portfolio as of March 31, 2019, compared to 0.69% as of March 31, 2018

•	Authorization for our existing share repurchase program was increased to $10.0 million of outstanding Class C non-voting common stock

◦	Extended the term through March 2021

"Our returns to our common stockholders continue to lead those of other financials, our credit quality remains favorable, and our capital base is strong," said President and Chief Executive Officer Brad Nordholm. "We are evaluating all of our lines of business, our products, and how we go to market as a wholesaler in order to more efficiently deliver upon our mission. Notably, we recently created a new executive level position to head up our lines of business, and this new Chief Business Officer will start in about a week. From recent significant-sized transactions in the rural utility industry, to our new dividend policy, share buyback program and recent additions to key personnel, Farmer Mac is firing on all cylinders."

First Quarter 2019 Results

Business Volume

During first quarter 2019, we added $1.7 billion of gross new business volume, compared to $1.4 billion in first quarter 2018. Specifically, we:

•	purchased $825.4 million of AgVantage securities;

•	purchased $546.2 million of Rural Utilities loans;

•	purchased $203.2 million of newly originated Farm & Ranch loans;

•	added $91.2 million of Farm & Ranch loans under LTSPCs;

•	purchased $38.3 million of USDA Securities; and

•	issued $18.9 million of Farmer Mac Guaranteed USDA Securities.

After $0.9 billion of maturities and principal paydowns on existing business during first quarter 2019, our outstanding business volume achieved a net increase of $782.4 million from December 31, 2018 to $20.5 billion as of March 31, 2019.

This increase was driven by net growth of $482.6 million and $349.0 million in the Rural Utilities and Institutional Credit lines of business, respectively. This net growth was partially offset by a net decrease of $30.8 million and $18.4 million in the USDA Guarantees and Farm & Ranch lines of business, respectively.

The net growth in our Rural Utilities line of business was primarily due to the purchase of a $546.2 million portfolio of participations in seasoned loans from CoBank. Because this transaction settled on February 19, 2019, it contributed less than half a quarter's worth of net effective spread in first quarter 2019. This was the first time we have purchased program assets in any of our lines of business from CoBank.

Within the Institutional Credit line of business, we experienced net business volume growth in AgVantage securities purchased from large counterparties of $333.8 million and net business volume growth purchased from smaller financial fund counterparties of $15.3 million. The net growth from our large counterparties was driven by the purchase of a new $325 million AgVantage security in the rural utilities industry. Because our purchase of this security settled on February 15, 2019, it contributed approximately a half quarter's worth of net effective spread in first quarter 2019.

Our Farm & Ranch line of business experienced a net decrease of $18.4 million. Based on our analysis of bank and FCS call report data, there was a decline in the growth rate of the overall agricultural mortgage market in 2018. Nevertheless, our net growth of 7.9% in Farm & Ranch loan purchases over the twelve months ended March 31, 2019 compared favorably to the 4.7% net growth of the overall agricultural mortgage loan market over the twelve months ended December 31, 2018.

Our USDA Guarantees line of business experienced a net decrease of $30.8 million in first quarter 2019. This decrease in growth reflects the impact of lower loan volume being processed through the USDA and the government shutdown during January 2019.

Spreads

Net interest income was $40.6 million for first quarter 2019, a decrease of $2.6 million, as compared to $43.2 million in first quarter 2018. The year-over-year decrease was primarily driven by a $5.5 million net change in fair value on financial derivatives and hedged items in fair value hedge accounting relationships. This negative fair value change was partially offset by a $2.1 million increase in net interest income generated from new business volume. The overall net interest yield was 0.86% for first quarter 2019, compared to 0.98% for first quarter 2018.

Net effective spread, a non-GAAP measure, was $38.8 million in first quarter 2019, an increase of $1.7 million, as compared to $37.1 million in first quarter 2018. The year-over-year increase in net effective spread was primarily due to growth in outstanding business volume, which increased net effective spread by $2.1 million. This positive factor was partially offset by $0.5 million in increased LIBOR-based funding costs. In percentage terms, net effective spread was 0.89% in first quarter 2019, compared to 0.91% in first quarter 2018.

Earnings

Our net income attributable to common stockholders for first quarter 2019 was $21.9 million ($2.03 per diluted common share), compared to $22.5 million ($2.10 per diluted common share) in first quarter 2018. The $0.6 million year-over-year decrease in net income attributable to common stockholders was primarily driven by a $2.1 million after-tax decrease in net interest income and a $1.0 million after-tax increase in operating expenses. The increase in operating expenses was primarily due to increased headcount and continued investments in technology and business infrastructure to expand capacity and efficiency. The year-over-year negative factors were offset in part by a $2.8 million after-tax decrease in losses on undesignated financial derivatives.

Our non-GAAP core earnings for first quarter 2019 were $22.2 million ($2.06 per diluted common share), an increase of $0.4 million, as compared to $21.8 million in first quarter 2018 (2.03 per diluted common share). The year-over-year increase in core earnings was primarily due to a $1.3 million after-tax increase in net effective spread. This year-over-year positive factor was partially offset by a $1.0 million after-tax increase in operating expenses. The increase in operating expenses was primarily due to increased headcount and continued investments in technology and business infrastructure to expand capacity and efficiency.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.

Credit

Our overall credit quality as of March 31, 2019 declined modestly as compared to December 31, 2018, as our 90-day delinquencies and substandard assets both increased in dollars and as a percentage of the Farm & Ranch portfolio. However, Farmer Mac's 90-day delinquency rate and substandard asset rate each remained below Farmer Mac's historical averages. We experienced a release of $0.4 million from our total allowance for losses due to a decline in Farm & Ranch outstanding business volume and lower specific allowance amounts on $25 million in Farm & Ranch loans that we identified as impaired and individually evaluated. In first quarter 2018, we also released $0.4 million from our total allowance for losses.

As of March 31, 2019, Farmer Mac's 90-day delinquencies were $52.4 million (0.73% of the Farm & Ranch portfolio), compared to $26.9 million (0.37%) as of December 31, 2018 and $47.6 million (0.69%) as of March 31, 2018. Consistent with prior years, higher delinquency levels are generally observed at the end of the first and third quarters due to the seasonality of payments in our loan portfolio that have annual (January 1st) and semi-annual (January 1st and July 1st) payment terms, which account for most of the loans in the Farm & Ranch portfolio.

As of March 31, 2019, Farmer Mac's substandard assets were $246.7 million (3.4% of the Farm & Ranch portfolio), compared to $232.7 million (3.2%) as of December 31, 2018 and $221.2 million (3.2%) as of March 31, 2018. Farmer Mac did not experience a significant change in the concentration of its substandard assets among commodities during first quarter 2019 as compared to December 31, 2018.

Farmer Mac's 90-day delinquencies rate and substandard assets rate during first quarter 2019 each remained below Farmer Mac's historical averages of 1.0% and 4.0%, respectively.

Capital

As of March 31, 2019, our core capital level was $742.0 million, which was $169.1 million above the minimum capital level required by our statutory charter.  As of December 31, 2018, our core capital level was $727.6 million, which was $182.6 million above the minimum capital requirement. Farmer Mac's Tier-1 capital ratio was 13.2% as of March 31, 2019, compared to 13.4% as of December 31, 2018. The modest decrease in capital measures this quarter was due to growth in our outstanding business volume.

Share Repurchase Program

On March 14, 2019, Farmer Mac's board of directors modified the terms of Farmer Mac's existing share repurchase program by increasing the authorization for the repurchase of up to $10.0 million of Farmer Mac's outstanding Class C common stock and extending the term of the program through March 2021. Farmer Mac intends to repurchase shares only when it views repurchases as both highly accretive and consistent with its strategic objectives. As of March 31, 2019, Farmer Mac had repurchased approximately 668,000 shares of its Class C common stock at a cost of $19.6 million under the share repurchase program, which originally authorized the repurchase of up to $25.0 million of Class C common stock, but has not repurchased any shares since first quarter 2016.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's first quarter 2019 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, May 2, 2019 and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254

Webcast: https://www.farmermac.com/investors/events-presentations/

Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for first quarter 2019 is in Farmer Mac's Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and

(3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed today with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	the effect of any changes in Farmer Mac's executive leadership;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes; and

•	volatility in commodity prices relative to costs of production, changes in U.S. trade policies, or fluctuations in export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 21, 2019. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law or regulation. The information in this release is not necessarily indicative of future results.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and works to increase the availability and affordability of credit for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. More information about Farmer Mac (including the Quarterly Report on Form 10-Q referenced above and the Annual Report on Form 10-K) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2019	December 31, 2018
	(in thousands)
Assets:
Cash and cash equivalents	$376,122	$425,256
Investment securities:
Available-for-sale, at fair value	2,457,978	2,217,852
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	2,503,010	2,262,884
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	6,441,624	5,974,497
Held-to-maturity, at amortized cost	2,040,415	2,096,618
Total Farmer Mac Guaranteed Securities	8,482,039	8,071,115
USDA Securities:
Trading, at fair value	9,487	9,999
Held-to-maturity, at amortized cost	2,125,312	2,166,174
Total USDA Securities	2,134,799	2,176,173
Loans:
Loans held for investment, at amortized cost	4,480,511	4,004,968
Loans held for investment in consolidated trusts, at amortized cost	1,566,330	1,517,101
Allowance for loan losses	(6,753)	(7,017)
Total loans, net of allowance	6,040,088	5,515,052
Real estate owned, at lower of cost or fair value	1,253	128
Financial derivatives, at fair value	6,053	7,487
Interest receivable (includes $11,727 and $19,783, respectively, related to consolidated trusts)	143,877	180,080
Guarantee and commitment fees receivable	39,913	40,366
Deferred tax asset, net	3,994	6,369
Prepaid expenses and other assets	66,629	9,418
Total Assets	$19,797,777	$18,694,328

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$8,571,615	$7,757,050
Due after one year	8,679,287	8,486,647
Total notes payable	17,250,902	16,243,697
Debt securities of consolidated trusts held by third parties	1,567,195	1,528,957
Financial derivatives, at fair value	22,203	19,633
Accrued interest payable (includes $9,647 and $17,125, respectively, related to consolidated trusts)	94,420	96,743
Guarantee and commitment obligation	38,288	38,683
Accounts payable and accrued expenses	59,433	11,891
Reserve for losses	2,038	2,167
Total Liabilities	19,034,479	17,941,771
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,157,841 shares and 9,137,550 shares outstanding, respectively	9,158	9,138
Additional paid-in capital	118,841	118,822
Accumulated other comprehensive income, net of tax	21,254	24,956
Retained earnings	407,755	393,351
Total Equity	763,298	752,557
Total Liabilities and Equity	$19,797,777	$18,694,328

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2019	March 31, 2018
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$18,707	$11,463
Farmer Mac Guaranteed Securities and USDA Securities	85,411	62,430
Loans	51,397	45,653
Total interest income	155,515	119,546
Total interest expense	114,916	76,317
Net interest income	40,599	43,229
Release of loan losses	264	431
Net interest income after release of loan losses	40,863	43,660
Non-interest income:
Guarantee and commitment fees	3,513	3,499
Losses on financial derivatives	(360)	(3,850)
Gains on trading securities	44	16
Other income	493	574
Non-interest income	3,690	239
Non-interest expense:
Compensation and employee benefits	7,606	6,654
General and administrative	4,596	4,326
Regulatory fees	688	625
Real estate owned operating costs, net	—	16
(Release of)/provision for reserve for losses	(129)	21
Non-interest expense	12,761	11,642
Income before income taxes	31,792	32,257
Income tax expense	6,622	6,438
Net income attributable to Farmer Mac	25,170	25,819
Preferred stock dividends	(3,296)	(3,295)
Net income attributable to common stockholders	$21,874	$22,524

Earnings per common share:
Basic earnings per common share	$2.05	$2.12
Diluted earnings per common share	$2.03	$2.10

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$21,874	$19,560	$22,524
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	2,240	(96)	(2,279)
(Losses)/gains on hedging activities due to fair value changes	(2,817)	(853)	2,564
Unrealized gains on trading securities	44	57	16
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(16)	67	(686)
Net effects of terminations or net settlements on financial derivatives	110	(312)	1,242
Income tax effect related to reconciling items	92	238	(180)
Sub-total	(347)	(899)	677
Core earnings	$22,221	$20,459	$21,847

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$38,801	$38,855	$37,101
Guarantee and commitment fees(2)	5,419	5,309	5,083
Other(3)	509	(129)	428
Total revenues	44,729	44,035	42,612

Credit related (income)/expense(GAAP):
Release of losses	(393)	166	(410)
REO operating expenses	—	—	16
Total credit related (income)/expense	(393)	166	(394)

Operating expenses (GAAP):
Compensation and employee benefits	7,606	7,167	6,654
General and administrative	4,596	5,829	4,326
Regulatory fees	688	687	625
Total operating expenses	12,890	13,683	11,605

Net earnings	32,232	30,186	31,401
Income tax expense(4)	6,715	6,431	6,259
Preferred stock dividends (GAAP)	3,296	3,296	3,295
Core earnings	$22,221	$20,459	$21,847

Core earnings per share:
Basic	$2.08	$1.92	$2.06
Diluted	2.06	1.90	2.03

(1)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(4)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.05	$1.84	$2.12
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.21	(0.01)	(0.21)
(Losses)/gains on hedging activities due to fair value changes	(0.26)	(0.08)	0.24
Unrealized gains on trading securities	—	0.01	—
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	0.01	(0.06)
Net effects of terminations or net settlements on financial derivatives	0.01	(0.03)	0.12
Income tax effect related to reconciling items	0.01	0.02	(0.03)
Sub-total	(0.03)	(0.08)	0.06
Core Earnings - Basic EPS	$2.08	$1.92	$2.06

Shares used in per share calculation (GAAP and Core Earnings)	10,670	10,669	10,622

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.03	$1.82	$2.10
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.21	(0.01)	(0.21)
(Losses)/gains on hedging activities due to fair value changes	(0.26)	(0.08)	0.24
Unrealized gains on trading securities	—	0.01	—
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	0.01	(0.06)
Net effects of terminations or net settlements on financial derivatives	0.01	(0.03)	0.12
Income tax effect related to reconciling items	0.01	0.02	(0.02)
Sub-total	(0.03)	(0.08)	0.07
Core Earnings - Diluted EPS	$2.06	$1.90	$2.03

Shares used in per share calculation (GAAP and Core Earnings)	10,777	10,745	10,741

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$40,599	0.86%	$42,216	0.93%	$43,229	0.98%
Net effects of consolidated trusts	(1,905)	0.03%	(1,804)	0.04%	(1,584)	0.04%
Expense related to undesignated financial derivatives	(2,544)	(0.06)%	(2,161)	(0.06)%	(2,302)	(0.06)%
Amortization of premiums/discounts on assets consolidated at fair value	23	—%	(138)	—%	694	0.02%
Amortization of losses due to terminations or net settlements on financial derivatives and hedging activities	(71)	—%	(69)	—%	(98)	—%
Fair value changes on fair value hedge relationships	2,699	0.06%	811	0.02%	(2,838)	(0.07)%
Net effective spread	$38,801	0.89%	$38,855	0.93%	$37,101	0.91%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended March 31, 2019:

Core Earnings by Business Segment
For the Three Months Ended March 31, 2019
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$15,282	$4,442	$(274)	$18,187	$2,962	$—		$40,599
Less: reconciling adjustments(1)(2)(3)	(2,545)	(478)	3,507	(1,814)	(468)	1,798		—
Net effective spread	12,737	3,964	3,233	16,373	2,494	1,798		—
Guarantee and commitment fees(2)	4,744	224	363	88	—	(1,906)		3,513
Other income/(expense)(3)	480	—	7	—	22	(332)		177
Non-interest income/(loss)	5,224	224	370	88	22	(2,238)		3,690

Release of loan losses	264	—	—	—	—	—		264

Release of reserve for losses	129	—	—	—	—	—		129
Other non-interest expense	(4,799)	(1,428)	(866)	(2,159)	(3,638)	—		(12,890)
Non-interest expense(4)	(4,670)	(1,428)	(866)	(2,159)	(3,638)	—		(12,761)
Core earnings before income taxes	13,555	2,760	2,737	14,302	(1,122)	(440)	(5)	31,792
Income tax (expense)/benefit	(2,847)	(580)	(575)	(3,003)	290	93		(6,622)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	10,708	2,180	2,162	11,299	(832)	(347)	(5)	25,170
Preferred stock dividends	—	—	—	—	(3,296)	—		(3,296)
Segment core earnings/(losses)	$10,708	$2,180	$2,162	$11,299	$(4,128)	$(347)	(5)	$21,874

Total assets at carrying value	$4,698,250	$2,191,896	$1,443,393	$8,502,084	$2,962,154	$—		$19,797,777
Total on- and off-balance sheet program assets at principal balance	$7,215,585	$2,484,779	$2,074,714	$8,731,835	$—	$—		$20,506,913

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)	Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.

(5)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of March 31, 2019	As of December 31, 2018
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$3,044,567	$3,071,222
Loans held in trusts:
Beneficial interests owned by third party investors	1,566,330	1,517,101
USDA Guarantees:
USDA Securities	2,081,498	2,120,553
Farmer Mac Guaranteed USDA Securities	26,794	27,383
Rural Utilities:
Loans	1,429,101	938,843
Institutional Credit:
AgVantage securities	8,421,937	8,072,919
Total on-balance sheet	$16,570,227	$15,748,021
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,476,467	$2,509,787
Guaranteed Securities	128,221	135,862
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	376,487	367,684
Rural Utilities:
LTSPCs(1)	645,613	653,272
Institutional Credit:
AgVantage securities	9,898	9,898
Revolving floating rate AgVantage facility(2)	300,000	300,000
Total off-balance sheet	$3,936,686	$3,976,503
Total	$20,506,913	$19,724,524

(1)
Includes $20.0 million and $17.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of March 31, 2019 and December 31, 2018, respectively.

(2)
During first quarter 2019, $100.0 million of this facility was drawn and subsequently repaid. During first quarter 2018, this facility was not utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2019(1)	$12,737	1.70%	$3,964	0.74%	$3,233	1.12%	$16,373	0.79%	$2,494	0.35%	$38,801	0.89%
December 31, 2018	13,288	1.79%	4,630	0.85%	2,833	1.19%	15,751	0.80%	2,353	0.36%	38,855	0.93%
September 30, 2018	13,887	1.91%	4,627	0.86%	2,877	1.18%	15,642	0.78%	2,044	0.30%	39,077	0.93%
June 30, 2018	13,347	1.86%	4,398	0.83%	2,923	1.15%	15,220	0.76%	274	0.04%	36,162	0.86%
March 31, 2018	12,540	1.80%	4,400	0.82%	2,950	1.12%	14,824	0.78%	2,387	0.36%	37,101	0.91%
December 31, 2017	12,396	1.80%	4,979	0.93%	3,057	1.14%	14,800	0.78%	2,235	0.35%	37,467	0.93%
September 30, 2017	11,303	1.73%	4,728	0.90%	2,765	1.07%	14,455	0.78%	2,725	0.41%	35,976	0.91%
June 30, 2017	11,158	1.77%	4,551	0.87%	2,669	1.06%	14,467	0.81%	2,489	0.36%	35,334	0.91%
March 31, 2017	10,511	1.77%	4,561	0.89%	2,568	1.04%	12,615	0.82%	2,271	0.32%	32,526	0.90%

(1)	See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for three months ended March 31, 2019.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2019	December 2018	September 2018	June 2018	March 2018	December 2017	September 2017	June 2017	March 2017

Revenues:
Net effective spread	$38,801	$38,855	$39,077	$36,162	$37,101	$37,467	$35,976	$35,334	$32,526
Guarantee and commitment fees	5,419	5,309	5,170	5,171	5,083	5,157	4,935	4,942	5,316
Other	509	(129)	110	111	428	69	274	107	485
Total revenues	44,729	44,035	44,357	41,444	42,612	42,693	41,185	40,383	38,327

Credit related (income)/expense:
(Release of)/provision for losses	(393)	166	(3)	582	(410)	464	384	466	444
REO operating expenses	—	—	—	—	16	—	—	23	—
Losses/(gains) on sale of REO	—	—	41	(34)	—	(964)	(32)	(757)	5
Total credit related (income)/expense	(393)	166	38	548	(394)	(500)	352	(268)	449

Operating expenses:
Compensation and employee benefits	7,606	7,167	6,777	6,936	6,654	5,247	5,987	6,682	6,317
General and administrative	4,596	5,829	4,350	5,202	4,326	4,348	3,890	3,921	3,800
Regulatory fees	688	687	625	625	625	625	625	625	625
Total operating expenses	12,890	13,683	11,752	12,763	11,605	10,220	10,502	11,228	10,742

Net earnings	32,232	30,186	32,567	28,133	31,401	32,973	30,331	29,423	27,136
Income tax expense	6,715	6,431	6,891	5,477	6,259	11,796	10,268	10,307	8,844
Net loss attributable to non-controlling interest(1)	—	—	—	—	—	—	—	(150)	(15)
Preferred stock dividends	3,296	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295
Core earnings	$22,221	$20,459	$22,381	$19,360	$21,847	$17,881	$16,768	$15,970	$15,012

Reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	2,240	(96)	3,625	6,709	(2,279)	(261)	995	801	8,683
(Losses)/gains on hedging activities due to fair value changes	(2,817)	(853)	1,051	1,687	2,564	(3)	1,742	1,420	(3,878)
Unrealized gains/(losses) on trading assets	44	57	(3)	11	16	60	—	(2)	(82)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(16)	67	(38)	196	(686)	(129)	(954)	(117)	(127)
Net effects of terminations or net settlements on financial derivatives	110	(312)	546	232	1,242	632	862	232	948
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	—	—	—	(1,365)	—	—	—
Income tax effect related to reconciling items	92	238	(1,088)	(1,855)	(180)	(105)	(926)	(816)	(1,941)
Net income attributable to common stockholders	$21,874	$19,560	$26,474	$26,340	$22,524	$16,710	$18,487	$17,488	$18,615

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in Contour Valuation Services, LLC (also known as AgVisory) back to the limited liability company.